Exhibit 10(L)

                        LICENSE & DISTRIBUTION AGREEMENT
                        --------------------------------


THIS AGREEMENT made as of June 22, 2004, by and between HALCYON, LLC, a Florida corporation, with offices located at 4030 NE 30th Avenue, Lighthouse Point, Florida 33064, ("HALCYON") and SUNCOAST NATURALS, INC., a Delaware corporation with offices located at 5422 Carrier Drive, Suite 309, Orlando, Florida 32819, ("SUNCOAST").

                                    RECITALS

WHEREAS, HALCYON has developed and may develop secret formulas, processes and other know how from which certain Products (as hereinafter defined) are produced;

WHEREAS, HALCYON owns and possess certain rights in trademarks, trade names and/or logos, in connection with the Products or otherwise;

WHEREAS,  SUNCOAST  has  manufacturing,   production,   process,  marketing  and
distribution expertise for the Products; and

WHEREAS, HALCYON desires to grant to SUNCOAST, and SUNCOAST desires to secure from HALCYON a license to manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell the Products in the Territories (as hereafter defined). Such activity shall be performed utilizing the Trademarks (as hereafter defined) and processes in accordance with the specifications therefor and upon other terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, HALCYON and SUNCOAST agree as follows:

1.   DEFINED TERMS

1.1 As used in this Agreement, and in addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meaning:

     A. Confidential Information. The term "Confidential Information" shall mean any and all information which is or was disclosed or made available by HALCYON to SUNCOAST in connection with the Products, their production, manufacturing or sales or any negotiations and/or discussions related, directly or indirectly, thereto, including without limitation, any confidential or proprietary information, copyrighted material and trade secrets of HALCYON, including but not limited to all information regarding the concentrate formulas, contents and/or recipes, the identity of or any other information regarding HALCYON's suppliers, testers, manufacturers, importers, exporters, custom brokers, etc., HALCYON's financial condition, HALCYON's financial sources or information of business affairs, customers, pricing, processes, techniques, licenses, patents, trademarks, copyrights, know how or methods, marketing and sales information and business methodologies and strategies and includes without limitation, formulas, forms, written documents, drawings, photographs, samples, tests, demonstrations, observations, computer discs and other data in whatever form, oral disclosures and any other information which may otherwise be perceived, reproduced, transmitted or communicated, as well as all analyses, computations, data studies, reports and other documents and oral or written disclosures pertaining to or containing directly or indirectly in whole or in part any such Confidential Information and shall specifically include the Procedures Manual, referred to hereunder. Confidential Information shall not include information generally known to the public prior to the date of disclosure by HALCYON to SUNCOAST.

     B. HALCYON Obligations. The term "HALCYON Obligations" refers to the HALCYON Obligations hereunder, as set forth in ss.9 of this Agreement or otherwise set forth herein.

     C. Products. The term "Products" shall mean any beverages, including but not limited to isotonic sports drinks (XCEL), Opti-Woman, and the concentrate(s) and other ingredients used to make such beverages as well as any promotional products of any nature whatsoever related to such beverages, which are manufactured, prepared, bottled, packaged, marketed, advertised, distributed, promoted and/or sold by SUNCOAST and which may be identified by means of the Trademark(s), including without limitation those described in Schedule 1(J) attached hereto, and shall include, without limitation, the beverages, the concentrates, the containers, carriers, cartons and labels with and in which such beverages are packaged, marketed or sold. It shall include all present and future Products.

     E. Royalty or Royalties. The terms "Royalty" or "Royalties" refers to the royalties payable to HALCYON by SUNCOAST in accordance with the terms of this Agreement, including but not limited to ss.6 hereof.

     F. Sub-Licensee. The term "Sub-Licensee" or "Sub-Licensees" means any entity engaged or authorized by SUNCOAST, as allowed under this
          Agreement,   to  perform  any  of  SUNCOAST'S  Obligations  hereunder,
          including but not limited to Sub-Licensees, Sub-Distributors, Co-Packers and/or licensed manufacturers.

     G. SUNCOAST Obligations. The term "SUNCOAST Obligations" refers to SUNCOAST'S obligations to manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell the Products as set forth herein, including all obligations under this Agreement, including, but not limited to, ss.8 hereof.

     H. Territories. The term "Territory" or "Territories" shall mean the geographic area encompassed by, and the territories comprised of the United States of America, Canada, South America and Europe.

     I. Term. The term "Term" shall mean the term as set forth herein and any possible extension(s) thereof and including the Initial Term and Renewal Terms, as hereafter defined.

     J. Trademarks. The term "Trademarks" shall mean those trademarks and the trade names, distinctive bottle and label designs, electronic and printed promotional and advertising materials and all other communications in whatever form used or to be used in connection with the manufacture, preparation, bottling, packaging, advertising, promotion, production, marketing, sale or distribution of the Products, including, without limitation, the trademarks, designs and trade names set forth in Schedule 1(J) currently owned by HALCYON or hereafter acquired and/or developed by HALCYON. Notwithstanding any other provisions of this Agreement, HALCYON discloses, and SUNCOAST acknowledges, that (i) there are currently pending certain challenges to, and/or issues with, the Xcel Trademark and (ii) that the Opti-Woman Trademark is still pending and may be subject to challenge. HALCYON shall have the sole responsibility for obtaining the Opti-Woman Trademark and to defend the Xcel Trademark. If HALCYON is not able to obtain the clear use for either Xcel or Opti-Woman then it shall so inform SUNCOAST and SUNCOAST shall immediately cease the use of said Trademarks, if such use is prohibited to HALCYON or otherwise.

2. TERRITORIES

2.1 Granted Territories. SUNCOAST shall have the exclusive right to manufacture, bottle, package, distribute, market, advertise, promote and sell the Products in the Territories and use the Trademarks in connection therewith. Under no circumstances shall SUNCOAST manufacture, prepare, bottle, package, market, advertise, promote or sell the Products or use the Trademarks in any geographic area outside of the Territories, nor shall SUNCOAST sell or distribute the Products to any person or entity inside the Territories, if SUNCOAST knows that such person intends to sell or distribute the Products in the Territories for resale outside the Territories, or to transport the Products for sale or distribution outside the Territories, without prior written approval from HALCYON.

2.2 Extra-Territorial Inquiries. In the event that SUNCOAST receives any inquiries relating to the Products from any potential customers, manufactruers, distributors, etc. outside of the Territories, SUNCOAST shall promptly relay such inquiries to HALCYON.

2.3 Expansion of Territories. During the Term of this Agreement, so long as SUNCOAST is in substantial compliance with its obligations hereunder, SUNCOAST may request from HALCYON the right to expand the Territories to include any other country or region in which HALCYON is not active (each such country or region an "Expansion Territory"). Such request shall include a projected timetable for entering each Expansion Territory and executing sales plans, preliminary and binding sales forecasts for each Expansion Territory which may exist at the time such request for expansion is made and a proposed compensation structure to HALCYON to cover each such requested Expansion Territory. If SUNCOAST and HALCYON mutually agree on terms covering each Expansion Territory, then HALCYON's consent to any such request shall not be unreasonably withheld. If the agreement is reached relative to and Expansion Territory or Expansion Territories, the remaining terms and conditions of this Agreement shall be applicable to each Expansion Territory or Expansion Territories as part of the Territories hereunder.

3. GRANT OF LICENSE

3.1 General. Subject to the terms, conditions and limitations of this Agreement and the schedules attached hereto, all as, if and when amended, HALCYON hereby grants to SUNCOAST an exclusive license (the "License"), in the Territories only, in order:

     A. To manufacture, prepare, bottle and package the Products in accordance with, in conformance with and in full compliance with HALCYON's Procedures as set forth in the Procedures Manual to be provided by HALCYON to SUNCOAST (the "Procedures Manual");

     B. To manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell the Products in the Territories;

     C. To use the Trademarks, including those which are set forth in Schedule 1(J), solely in connection with the performance of SUNCOAST's Obligations and rights under this Agreement and solely in conjunction with the manufacture, preparation, bottling, packaging, marketing, advertising, promotion, distribution and sale of the Products in the Territories, including the display of the Trademarks on SUNCOAST or Sub-Licensee vehicles and other merchandising equipment or on Products and on stationery, packaging and other advertising and promotional materials.

3.2 Limit on License. In no event shall SUNCOAST have the right whatsoever, without the express prior written consent of HALCYON:

     A. To assign to any individual corporation, partnership, joint venture, association, governmental agency, or other entity of whatsoever nature (each "Person"), any portion or all of the License granted to SUNCOAST hereunder; or

     B. To grant a sub-license to any Person to use or do any of the foregoing. Notwithstanding the foregoing, SUNCOAST may grant limited sub-licenses or permission to its Sub-Licensee(s), pursuant to ss.3.5 of this Agreement, such Sub-Licenses to be effective only during the terms of such sub-distributorships or co-packaging agreements and at all times subject to this Agreement. SUNCOAST shall assure that such Sub-Licensees shall be bound by all the License and confidentiality provisions hereunder. SUNCOAST shall provide HALCYON with all Sub-License Agreements as and when they are entered into.

3.3 No Registration of the License. SUNCOAST shall not, under any circumstances without prior express written consent of HALCYON, register or attempt to register any of the License, the Trademarks or any of the processes or procedures set forth in the Procedures Manual at the United States Patent and Trademark Office, or at the equivalent office of any foreign jurisdiction.

3.4 No Rights in Trademarks. This Agreement shall not be construed to give SUNCOAST any vested rights, title or interest in any of the Trademarks, Confidential Information or copyrighted material of HALCYON except to the extent and in the manner, time and places SUNCOAST is authorized and permitted to use the Trademarks pursuant to the License and the provisions of this Agreement.

3.5 Sub-Licensees.

     A. In order to achieve the maximum sales of the Products in connection with the performance of SUNCOAST's Obligations, SUNCOAST may employ persons or engage Sub-Licensees to manufacture, warehouse, sell and deliver the Products in the Territories. Prior to appointing any such Sub-Licensee, SUNCOAST must obtain the prior written approval for such Sub-Licensee from HALCYON. HALCYON must grant prior written approval for all such Sub-Licensees and SUNCOAST shall only provide such Sub-Licensing authority and provide such information as is absolutely necessary for the Sub-Licensee to possess in order to execute its obligations under the Sub-License Agreement. Under all circumstances, HALCYON must pre-approve the Sub-Licensing Agreement and all such Sub-Licensing Agreements must assure that each such Sub-Licensee shall be bound by the Terms and Conditions of this Agreement as are applicable thereto, including but not limited to the Confidentiality and Non-Competition provisions.

     B. SUNCOAST may grant to such Sub-Licensees as are permissible hereunder, such rights with respect to the use of the Trademarks as SUNCOAST has been granted by this Agreement, and all Sub-Licensees shall be bound by the provisions hereof concerning limitations on the use of the Trademarks and the obligations to sell and distribute only Products which conform with the Procedures Manual. SUNCOAST shall provide HALCYON with all Sub-Licensee Agreements as and when they are entered into.

3.6 Halcyon Sales. Notwithstanding any other provisions of this Agreement, and subject to the terms hereof, HALCYON shall have the right, throughout the world except in the Territories to manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell (and to assign and/or license others to do so in conformity herewith) and otherwise deal in and with any and all products, including without limitation the Products under its names and marks and to manufacture products on a private label basis for third parties, in each case whether or not they compete with any of the Products. HALCYON shall not market, sell or distribute any of the Products, or use the Trademarks in
Schedule 1(J), to any Person if HALCYON knows such Person intends to sell or distribute such Products in the Territories.

3.7 Additional Rights. In addition to those rights enumerated in P. 3.1, HALCYON grants to SUNCOAST within the Territories, subject to HALCYON's prior written approval, (a) the right of first refusal to market and sell all future HALCYON Products, provided mutually acceptable terms for same are agreed upon, (b) the right to develop and implement marketing plans, strategies and programs regarding the Products, and (c) the right to establish pricing for the Products sold by SUNCOAST.

3.8 Licensing Fee. As and for consideration for the granting of the exclusive License in the Territories as set forth herein, SUNCOAST shall, within 30 days of the effective date of SUNCOAST going public (of SEC approving SUNCOAST as a publicly traded entity), issue to HALCYON 50,000 stock warrants of SUNCOAST that will have been registered within 60 days of the initial registration and that have an established value of $1.00 per share, and which shares shall have no restrictions on exercise or alienation and HALCYON will be free to exercise the warrants and trade the shares.

4. TERM

4.1 Term. This Agreement and the granting of the License hereunder shall be effective as of the date hereof and shall continue in effect for an initial term of 5 years, unless earlier terminated pursuant to this Agreement (the "Initial Term").

4.2 Extension of Term. Upon the expiration of the Initial Term, SUNCOAST shall have the option to renew this Agreement for four successive, 5 year renewal terms (the "Renewal Terms"). This right to renew shall be exercised by SUNCOAST by giving at least 6 months prior written notice to HALCYON of its intent to renew this Agreement before the expiration of the previously existing Initial Term or Renewal Term. SUNCOAST's successive rights to renew this Agreement shall be subject to and contingent upon SUNCOAST and HALCYON mutually agreeing upon the Royalty amounts to be paid and other sales performance requirements to be applicable during each such Renewal Term.

5. PRICING

5.1 Pricing for Initial Purchase of Concentrates. Subject to any increases permitted hereunder, prices for certain concentrates and/or components of the Products sold by HALCYON to SUNCOAST hereunder for the manufacture, preparation, bottling, packaging, marketing, advertising, promoting, distribution and sale, pursuant to this Agreement, shall initially be as set forth in Schedule 5.1 hereto and shall be amended as permitted hereunder.

5.2 Price Changes. Three months prior to the end of the Initial Term and each Renewal Term of this Agreement, either party may request a meeting to review the prices set forth on Schedule 5.1. Notwithstanding the foregoing, HALCYON shall have the right, once during each two year period commencing on the date hereof, to increase prices for the Products or other components pursuant to Schedule 5.1 up to any "CPI Increase". As used herein, a "CPI Increase" shall mean an amount equal to the Base Prices (as hereinafter defined) multiplied by the percentage increase in the Consumer Price Index (as hereinafter defined) over the Base CPI (as hereinafter defined). For purposes hereof:

     A. "Consumer Price Index" shall mean the Revised Consumer Price Index for Urban Wage Earners Clerical Workers, All Items (base index year 1982-84 = 100), for the entire United States, as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by HALCYON in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not so been revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, or if equivalent data is not readily available, then HALCYON will substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by another governmental agency, or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or recognized financial publication.

     B.   "Base CPI" shall mean the Consumer Price Index for December, 2003.

     C.   "Base Prices" shall mean the prices set forth on Schedule 5.1.

6. ROYALTIES

6.1 Royalties Payable. In consideration of the grant of the License and other rights under this Agreement, SUNCOAST will pay to HALCYON in U.S. dollars the following royalties on the annual "net sales" of the Products:

         Up to $10,000,000           2.5%
         $10,000,001-$20,000,000     2.25%
         $20,000,001 and over        2.00%

For purposes of this Agreement, (i) "net sales" is defined as all sales, direct or indirect, less returns, during the Term of this Agreement and (ii) "annual" is defined as calendar year.

6.2 Payments of Royalties. Such Royalties shall be paid by SUNCOAST within forty five (45) days after the end of each calendar quarter on all sales of the Products by SUNCOAST or any permitted Sub-Licensees of SUNCOAST during such calendar quarter. SUNCOAST shall provide HALCYON, together with each Royalty payment made hereunder, a detailed report of all sales of the Products, or components thereof, made by SUNCOAST or any Sub-Licensees during such calendar quarter. All sales by any Sub-Licensees are subject to and shall be deemed to be sales of SUNCOAST for purposes of this Agreement.

7. MINIMUM QUALITY STANDARDS

7.1 Use.In order to preserve the considerable reputation, image, value and goodwill associated with the Products, the manufacture, preparation, bottling, packaging, marketing, advertising, promotion, distribution and sale by SUNCOAST of the Products and all services performed by SUNCOAST in connection therewith and hereunder, (i) shall meet minimum standards of quality and professionalism as and when, from time to time are established by HALCYON and shall otherwise be satisfactory to HALCYON in its sole discretion and (ii) shall be in accordance with the Procedures Manual. SUNCOAST agrees to use the Products and the Trademarks in accordance with the designs, specifications, drawings and other information supplied or approved by HALCYON in accordance with standards set by HALCYON and in accordance with the Procedures Manual. SUNCOAST shall obtain the consent of HALCYON before undertaking any modifications of any the Products or Trademarks.

7.2  Prohibited  Use.  The  Products  prepared,  bottled,  packaged,   marketed,
advertised, promoted, distributed or sold by SUNCOAST shall be:

     A. Not adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetics Act, as amended, and not an article which may not (under the provisions of P. 404 or P. 505 of the Act) be introduced to interstate commerce; and

     B. Not adulterated or misbranded within the meaning of the Federal Insecticide Fungicide and Rodenticide Act, the Federal Hazardous Substance Act, or within the meaning of any applicable state pure foods act or any other applicable federal, state or local law, rule or regulation.

7.3 Right to Inspect. In order to monitor SUNCOAST's compliance with the requirements of this Section and in accordance with the Procedures Manual, HALCYON shall have the right, upon reasonable prior notice to SUNCOAST, to observe and inspect all of SUNCOAST's business operations pertaining to the Products and to conduct surveys of SUNCOAST's Sub-Licensees, distributors or customers regarding SUNCOAST's manufacturing, preparation, bottling, packaging, marketing, advertising, promoting, distributing or sales of the Products. HALCYON and its representatives shall have the right, to enter upon and examine the plants and other facilities where the Products are produced, bottled, packaged and stored and to make any further examination reasonably necessary to properly ascertain whether the Products comply with this Agreement and the Procedures Manual. HALCYON may observe and examine all operating methods, quality control procedures and production and inventory and financial records relevant to the business conducted pursuant to this Agreement. SUNCOAST shall provide HALCYON with such samples of the Products, or raw materials or other materials and supplies from which the Products are produced, as HALCYON may reasonably request.

7.4 Default for Failure to Meet Minimum Standards. To the extent SUNCOAST fails to meet HALCYON'S minimum standards of quality, HALCYON shall promptly notify SUNCOAST in writing of any deficiency and if such deficiency is not cured by SUNCOAST to HALCYON'S satisfaction within 60 days from receipt of such notice, SUNCOAST shall be deemed to be in default and HALCYON shall have the right to enforce corrective action and/or compliance which, if not complied with, could result in HALCYON's termination of this Agreement.

7.5 Removal of Non-Conforming Products. If for any reasons of safety, health or consumer protection, HALCYON deems it necessary to remove any amount of Products from the market in any portion of the Territories, it shall so inform SUNCOAST in writing and SUNCOAST shall do so forthwith at its sole expense. If SUNCOAST fails to do so forthwith, HALCYON may take any action it deems necessary or proper to so remove such Products and all costs and expenses incurred in association therewith shall be SUNCOAST's sole responsibility and sums additionally due hereunder from SUNCOAST to HALCYON.

8. SUNCOAST'S OBLIGATIONS

8.1 SUNCOAST's Obligations shall include, but not be limited to, the following, and shall include all items and matters necessary to accomplish the following:

     A. At its sole expense, use its best reasonable commercial efforts to manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell the Products in the Territories.

     B. Timely make to HALCYON the Royalty and other payments hereunder, including any payments due for concentrates, etc. pursuant to the payments listed in Schedule 5.1 of this Agreement, according to the terms in effect at the time such payments are due.

     C. Market, advertise and promote, at SUNCOAST's sole expense, the sale of the Products by such methods which, in SUNCOAST's judgment, are best suited for the sale of the Products. SUNCOAST shall be responsible for all advertising, sales and promotional materials for the Products within the Territories, but HALCYON shall have the right, upon HALCYON's reasonable request, to approve such advertising, sales and promotional materials. During the first calendar year of the Initial Term of this Agreement, SUNCOAST shall spend, for advertising and promotion of the Products as approved by HALCYON pursuant hereto, which can include but not be limited to marketing, advertising, promotions, overhead, infomercials and other creative services, an amount equal to $1.00 for each case of each individual and separate Product that SUNCOAST sells. After the first year, SUNCOAST and HALCYON shall negotiate in good faith with respect to additional promotional spending by SUNCOAST.

     D. Comply with all Federal, State and Local laws, rules, regulations and ordinances applicable to the manufacture, preparation, bottling, packaging, marketing, advertising, promotions, distribution and sales of the Products.

     E. Deliver to HALCYON, at least 30 days prior to the start of each calendar quarter, a written forecast of the number of units of each class or type of the Products, concentrates or components that SUNCOAST expects to purchase from HALCYON during each of the next 12 months.

     F. Review new products of HALCYON proposed by HALCYON for SUNCOAST distribution, including, without limitation, those products set forth on Schedule 8(F) hereto, all of which products SUNCOAST acknowledges to be the exclusive property of HALCYON.

     G.   Develop,  implement  and  provide  to  HALCYON  marketing  strategies, resource allocations, marketing distribution plans and strategies, sales plans and day to day business operation plans for the manufacture, preparation, bottling, packaging, marketing, distribution, advertising, promotion and sales of the Products.

     H. SUNCOAST will have the sole responsibility to provide the expertise necessary to appoint authorized Sub-Licensees to manufacture and/or distribute the Products for the Initial Term and/or Renewal Term(s).

     I. Reimburse HALCYON for all reasonable travel and other expenses incurred by HALCYON in providing consulting or advisory services to SUNCOAST.

     J. Manufacture, bottle, label and package the Products in accordance with the Terms of this Agreement and the Procedures Manual and in quantities sufficient to meet the demand therefor within the Territories.

     K. All ingredients and packaging materials (including but not limited to bottles, labels, crowns, caps and cartons) used for the production and distribution of the Products shall conform to the Procedures Manual and other specifications of HALCYON permitted under this Agreement and shall be purchased by SUNCOAST for its own accounts, from HALCYON for the necessary concentrate and as otherwise required, and from other sources which HALCYON shall have the right to approve for the remaining ingredients. HALCYON reserves the right at any time, and from time to time, to change its secret formula or formulations of the concentrate, processes, and the Procedures Manual.

     L. Consult with HALCYON, and obtain its prior written approval before the implementation of any packaging or marketing changes proposed by SUNCOAST. HALCYON must approve, in writing all changes of bottles, labels, crowns, cartons, Trademark designs and all advertising and point of sale materials used in connection with the Products.

     M. Annually, but no later than sixty (60) days prior to a new calendar year, SUNCOAST will provide HALCYON with a projected annual growth of sales and distribution and of the level of support it intends to allocate to the Products in order to realize these projections (the "Annual Projections").

     N. Six months into each new calendar year, SUNCOAST will review with HALCYON the status of the Products and business as measured against the Annual Projections and/or business measures that may be relevant at any time.

     O. SUNCOAST shall maintain accurate and complete business records with respect to its manufacture, preparation, bottling, packaging, marketing, advertising, promotion, distribution and sale of the Products. Such records shall be kept in such form as is customary in the beverage industry. SUNCOAST shall make the originals of such records, including sales records and financial statements and records available to HALCYON and its agents and representatives during regular business hours and shall send to HALCYON copies of any such records as HALCYON may from time to time reasonably request.

     P. Purchase all of the concentrates and other components necessary only from HALCYON and from no other provider unless otherwise previously approved in writing by HALCYON prior to such purchase.

     Q. Fulfill and meet any other obligations to be performed by SUNCOAST hereunder.

9. HALCYON'S OBLIGATIONS

9.1 HALCYON's Obligations shall include, but not be limited to, the following and shall include all items and matters necessary to accomplish the following:

     A. Promptly fill SUNCOAST orders for Products, concentrates or other components which SUNCOAST shall order from HALCYON.

     B. Give SUNCOAST prior written notice of each change in price of the concentrates or other components of the Products as contemplated by ss.5 hereof and honor SUNCOAST's existing purchase orders at the prices in effect immediately prior to effective date of any such price increase.

     C. Provide consulting and advising services to SUNCOAST, at SUNCOAST's request, as needed, with respect to (a) assisting SUNCOAST to establish and maintain Product quality control in its manufacturing, production, packaging and distribution facilities, (b) develop and execute specific marketing programs, and (c) devise the Annual Projections and any other annual sales plan(s).

     D.   Maintain the Products' ingredients, supply and quality.

     E. Provide to SUNCOAST, as requested, the expertise necessary to procure additional ingredients for SUNCOAST's use, i.e. Citric Acid, Maltodextrin, Crystalline Fructose, and any other ingredients requested by SUNCOAST to support SUNCOAST's Product penetrations into and operations in the Territories.

     F.   Fulfill any other obligations to be performed by HALCYON hereunder.

10.  TERMINATION

10.1 HALCYON Termination. HALCYON shall have the right to terminate this Agreement by written notice to SUNCOAST in the event that (a) SUNCOAST fails to pay when due any Royalty or any other amount or sums due or owing by SUNCOAST pursuant to this Agreement, and such failure continues for a period of 30 days after notice of such failure is given by HALCYON to SUNCOAST and/or (b) SUNCOAST fails to perform any covenant or obligation owing by it to HALCYON under this Agreement (other than an obligation to pay money) including, without limitation, the failure to meet minimum quality standards, and such failure continues for a period of 60 days after notice of such failure is given by HALCYON to SUNCOAST.

10.2 SUNCOAST Termination. SUNCOAST shall have the right to terminate this Agreement by written notice to HALCYON in the event that HALCYON fails to perform any covenant or obligation owing by it to SUNCOAST under this Agreement and such failure continues for a period of 60 days after notice of such failure is given by SUNCOAST to HALCYON.

10.3 Termination by Either Party. Either party may, in its sole discretion, terminate this Agreement by written notice to the other party in the event that the other party (a) is dissolved, ceases to exist, participates in any merger, consolidation or other absorption, sells, assigns or otherwise transfers or disposes of all or substantially all of its assets, becomes incompetent or insolvent (however such insolvency is defined), generally fails to pay its debts as they become due, or suspends or ceases its present business, and/or (b) has any receiver, trustee, liquidator, sequestrator or custodian for it or any of its assets appointed, makes assignment for the benefit of creditors or commences or has commenced against it any case or any proceeding pursuant to any bankruptcy, insolvency or other similar law or any formal or informal proceeding for the dissolution, liquidation or winding up of the affairs of, or for the settlement of claims against it.

10.4 Events Following Termination. The following shall occur upon the expiration or termination of this Agreement in accordance with its provisions:

     A. Each party shall be liable to the other for all payments, defenses and indemnity obligations arising on or before, or based on facts or circumstances in existence on or before, the effective date of termination or expiration.

     B. SUNCOAST's rights to use the Products and the Trademarks shall immediately cease, and SUNCOAST shall promptly discontinue all such use and shall return to HALCYON, or destroy at HALCYON's direction (and at SUNCOAST's expense), all materials containing or relating to the Products and the Trademarks. Subject to the foregoing, SUNCOAST, for a period of 90 days after the termination or expiration of this Agreement, shall have the right to complete the manufacture, distribution and sale of all the Products which are in process on the date of termination or expiration.

     C. All rights, Licenses and privileges granted to SUNCOAST under this Agreement shall immediately cease and terminate.

     D. Any indebtedness of either party to the other not already due shall become immediately due and payable as of the effective date of termination or expiration of this Agreement for any reason. In no event shall either party be liable for any debt of the other party to its customer or its other creditors, except as otherwise provided in this Agreement.

11.  IMPROVEMENTS, INVENTIONS AND DEVELOPMENT

11.1 HALCYON Improvements. Any invention, development, modification or improvement to the Products conceived or developed by HALCYON during the Term of this Agreement or to which HALCYON has acquired title from a third Person (an "Improvement"), shall (a) be and remain the sole, absolute and exclusive property of HALCYON and shall constitute Confidential Information hereunder, and

(b) shall, upon prior notice to SUNCOAST, be incorporated by HALCYON and SUNCOAST into the Products for purposes of this Agreement. No new or additional License fees or royalties shall be imposed upon SUNCOAST with respect to any such Improvement.

11.2 SUNCOAST Improvements. Any Improvement conceived or developed by SUNCOAST during the Term of this Agreement, for the Products, shall be and shall remain the sole exclusive property of HALCYON and shall, at HALCYON'S option, be incorporated into the Products.

12.  CONFIDENTIALITY

12.1 SUNCOAST acknowledges that HALCYON is the owner of all Confidential Information and proprietary rights in and to such Confidential Information and secret formulas, processes and methods furnished to SUNCOAST and that such Confidential Information, processes and methods constitute trade secrets of HALCYON which are revealed to SUNCOAST in confidence solely for purposes of this Agreement.

12.2 SUNCOAST acknowledges that SUNCOAST may, during the course of its activities under this Agreement, obtain access to HALCYON's Confidential Information including information which is not generally available to the public and which HALCYON desires to keep confidential.

12.3 SUNCOAST shall take all reasonable steps and precautions to safeguard the confidential nature of the Confidential Information and to take all specific actions to safeguard such confidentiality and as HALCYON may reasonably request.

17

12.4 Neither SUNCOAST nor any employee, Sub-Licensee, agent, independent contractor, representative or affiliate of SUNCOAST (each an "Agent") shall at any time, whether during or after the Term of this Agreement, directly or indirectly use, sell transfer, disclose, publish or otherwise make available to any Person, any Confidential Information without the prior written consent of HALCYON. All Confidential Information shall at all times, remain the personal property of HALCYON and all documents and other tangible items which constitute or contain Confidential Information shall, together with copies thereof, be returned to HALCYON immediately upon the earlier demand by HALCYON or the expiration or termination of this Agreement for any reason. SUNCOAST will bind its Agents in writing to observe the provisions of this Section 12 prior to allowing any of such Agents access to such Confidential Information.

12.5 Annexed to this Agreement as Schedule 12 is HALCYON's current standard form of Confidentiality and Non-Disclosure Agreement (the "Confidentiality Agreement"). Upon execution of this Agreement, SUNCOAST agrees to also execute the Confidentiality Agreement and to cause each affiliate and Sub-Licensee of SUNCOAST to execute the Confidentiality Agreement. SUNCOAST shall furnish a copy of each such signed Confidentiality Agreement(s) to HALCYON.

12.6 SUNCOAST is not given, nor has it acquired, any right to disclose, duplicate, license, sell or reveal any portion of such Confidential Information to any Person other than its employees, Sub-Licensees and such of SUNCOAST's representatives as permitted hereunder, and which may be required, by their work pursuant to this Agreement and in the production and/or marketing of the Products, to be familiar with relevant portions thereof.

12.7 SUNCOAST shall itself keep and respect the confidence extended to it by HALCYON hereunder and shall take all reasonable measures to insure that any of its Sub-Licensees, representative or employees to whom such Confidential Information, processes and methods may be revealed, keep and respect the confidence extended to them as set forth herein.

13.  NON-COMPETE

In consideration of the exclusive right and License granted to SUNCOAST hereunder, SUNCOAST agrees that, during the Term of this Agreement and for 1 year following the later of the expiration and/or termination of this Agreement, neither SUNCOAST nor any of its shareholders, directors, principals, officers, employees, agents, representatives, Sub-Licensees or affiliates shall, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, engaged in the manufacturing, preparation, bottling, packaging, marketing, advertising, promoting, distributing or selling of any product or system which is the same as, substantially similar to or directly or indirectly competitive with any of the Products, in the Territories or in any other Territory where HALCYON sells or distributes the Products.

14.  PROTECTION OF INTELLECTUAL PROPERTY

14.1 Subject to the provisions of ss.1.1(J) above, SUNCOAST acknowledges HALCYON's worldwide ownership of and exclusive rights in the Trademarks of the Products and acknowledges the validity of the Trademarks and all federal, state and foreign registrations and applications relating to the Trademarks. SUNCOAST covenants that it will not, at any time, whether during or after the Term of this Agreement, challenge, impugn or attack, or assist any other person in challenging impugning or attacking, the ownership or validity of the Trademarks or the Products or any application or registrations relating to the Trademarks.

14.2 HALCYON shall have the responsibility, at its expense to bring any enforcement action with respect to, or to bring any other claim or action against any Person involving, any actual or potential infringement or unauthorized use of the Trademarks or the Products, and any recovery relating to any such action shall inure solely to the benefit of HALCYON. SUNCOAST shall promptly notify HALCYON of any actual, potential or suspected action known to it by any Person which may constitute or result in an infringement of the Trademarks of the Products. Furthermore, if additional Trademark protection is needed in the Territories, HALCYON will proceed to make application(s) in such countries in the Territories, on an as needed basis, once SUNCOAST commits to HALCYON, in writing, its commitment to manufacture and market the Products in such countries.

14.3 HALCYON shall defend any challenge to or claim or infringement against or involving the Trademarks of the Products brought by any third Person. SUNCOAST shall promptly notify HALCYON of any actual or threatened claim known to it against or involving the Trademarks of the Products, shall cooperate fully in the Territories in the defense thereof and, to the extent such claim arose out of SUNCOAST's authorized use of the Trademarks of the Products pursuant to this Agreement, shall share equally in the cost of any such defense. To the extent any such claim by a third Person arises out of SUNCOAST's unauthorized use of the Trademarks of the Products, SUNCOAST shall be solely responsible for, and shall indemnify and hold HALCYON harmless from and against, any and all costs, liabilities, judgments and expenses (including, without limitation, reasonable legal fees, costs and expenses) incurred by HALCYON in connection with the defense of such action(s).

14.4 SUNCOAST's use of the Trademarks of the Products shall inure to the benefit of HALCYON and this Agreement shall not operate to transfer or convey any proprietary interest in the Trademarks of the Products to SUNCOAST. All approved Sub-Licenses, if any, shall be subject to the same terms hereof.

15.  WARRANTIES

15.1 HALCYON'S Warranties. HALCYON represents and warrants to SUNCOAST that, to the best of its knowledge:

     A. Subject to the provisions of ss.1.1(J) above, HALCYON is the owner or exclusive licensee of the Trademarks and know how pertaining to the Products and has the power, authority and right to grant the License under this Agreement.

     B. Subject to the provisions of ss.1.1(J) above, SUNCOAST's exercise of the License and use of the Trademarks to manufacture, prepare, bottle, package, market, advertise, promote, distribute and sell the Products will not infringe, misuse or misappropriate any patent, trademark, copyright, trade secret, license right or other intellectual property right of any other third party.

     C. No approval of the Food or Drug Administration or any other government agencies is required for the manufacture, marketing, distribution or sale of the Products and to the extent any such approval or permission is required, HALCYON has obtained or shall obtain all such approvals and consents and SUNCOAST is entitled to the benefit of such approvals or consents.

     D. HALCYON warrants that it will possess good and marketable title to the Products or components delivered to SUNCOAST hereunder and those
          Products  when  ready  for  export  to  SUNCOAST  will  be  free  from encumbrances, be of merchantable quality and meet HALCYON's specifications.

15.2 SUNCOAST Warranties. SUNCOAST represents and warrants to HALCYON that, to the best of its knowledge:

     A. The execution of this Agreement by SUNCOAST has been duly authorized by all necessary corporate action of SUNCOAST and constitutes the valid and binding obligation of SUNCOAST.

     B. The execution of this Agreement by SUNCOAST and the consummation of the transactions contemplated hereby does not conflict with or result in a default under or a breach of:

          (a)  SUNCOAST's   articles   of   incorporation,   by-laws   or  other
               organizational documents,

          (b) Any agreement, indenture, mortgage, contact or instrument to which SUNCOAST is bound or by which any of its properties or assets are subject,

          (c) Any order, writ, injunction, decree or judgment of any court or governmental agency applicable to SUNCOAST or to which any of its assets are bound, or

          (d) Any law, rule or regulation applicable to SUNCOAST or by which any of its assets are bound.

16.  INSURANCE AND INDEMNIFICATION

16.1 Insurance. In addition to any other provisions of this Agreement, SUNCOAST shall at all times maintain in full force and effect, for the benefit of itself and of HALCYON as an additional insured, general liability insurance coverage (including Sub-Licensees) on its operations, including broad form vendor's coverage and products liability insurance. Said insurance shall be in an amount of not less than five million dollars ($5,000,000.00) (US) dollars for each accident or occurrence. Such insurance shall be with a company which has a rating of not less than A++ Financial Strength policy in the A.H. Best Insurance Guide which shall be satisfactory to HALCYON. Such insurance shall name HALCYON as an additional insured. At the inception of this Agreement and annually thereafter, SUNCOAST shall furnish HALCYON with a certificate of insurance evidencing that it has such insurance coverage in force. Such insurance policy shall provide the insurance will not be cancelled or materially modified except upon 30 days prior written notice to HALCYON. Failure to keep this insurance in full force and effect is grounds for Termination by HALCYON pursuant to this Agreement.

16.2 Indemnification and Defense. SUNCOAST shall indemnify, defend and hold HALCYON harmless against and from any and all claims made against HALCYON based upon, arising out of or in any way related to:

     A. The operation or condition of any part of any of SUNCOAST's bottling plants or manufacturing facilities.

     B. The preparation, manufacture, bottling, packaging, storage, warehousing, marketing, advertising, promotion, distribution or sale of the Products or any other beverage or product manufactured or sold by SUNCOAST.

     C. SUNCOAST's conduct of its business and, especially but not only, pursuant to this Agreement.

     D.   SUNCOAST's ownership or possession of properties.

     E. Any negligent acts, misfeasance, or nonfeasance by SUNCOAST or any of its agents, contractors, servants, employees or Sub-Licensees.

     F.   Any claims arising out of or in connection with the Products.

     G. Any and all fees, (including reasonable attorneys fees) costs and expenses incurred by or on behalf of HALCYON in the investigation of or defense against any and all of the foregoing claims.

     H. Under no circumstances shall HALCYON be liable for any consequential, incidental, indirect, special or punitive damages (including without limitation lost profits) even if HALCYON was or should have been aware of the possibility of such damages.

16.3 Procedures Relating to Indemnification and Defense of Third Party Claims.

     A. In order for a HALCYON to be entitled to any indemnification provided for under this Agreement from SUNCOAST in respect of, arising out of or involving a claim made by any Person not a party to this Agreement against HALCYON (the "Third Party Claim") HALCYON must notify SUNCOAST in writing, and in reasonable detail, of the Third Party Claim within a reasonable time after receipt by HALCYON of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder. Thereafter, HALCYON shall deliver to SUNCOAST promptly after HALCYON's receipt thereof, copies of all notices and documents (including court papers) received by HALCYON relating to the Third Party Claim.

     B. If a Third Party Claim is made against HALCYON, SUNCOAST will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the HALCYON. If SUNCOAST assumes such defense, HALCYON shall have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by SUNCOAST at SUNCOAST's expense. If SUNCOAST chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense and prosecution thereof. Such cooperation shall include the retention and (upon SUNCOAST's request) the provision to SUNCOAST of records and information which are reasonably relevant to such Third Party Claim, and making
          employees   available  on  a  mutually  convenient  basis  to  provide additional information and explanation of any material provided hereunder. SUNCOAST cannot enter into any settlement, compromise or discharge of such Third Party Claim without HALCYON's prior written consent. Regardless of whether SUNCOAST assumes the defense of a Third Party Claim, it shall be fully responsible for all of HALCYON's expenses and fees (including but not limited to legal and expert costs and fees) and any awards against HALCYON, including all appeals.

17.      RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be construed to create an agency or joint venture relationship between SUNCOAST and HALCYON. SUNCOAST is an independent contractor. Accordingly, neither party shall be liable for any debts, accounts, obligations or other liabilities or torts of the other party, or its agents or employees.

18.      EQUITABLE REMEDIES

SUNCOAST acknowledges and understands that the covenants contained in this Agreement are necessary for the protection of the Confidential Information, Trademarks and the Products and are essential for the advancement of HALCYON's legitimate business interests. SUNCOAST further acknowledges and agrees that a breach by SUNCOAST of any of its covenants contained in this Agreement will cause irrevocable harm to the legitimate business interests of HALCYON. Therefore, SUNCOAST agrees that, notwithstanding ss.19 hereof, in the event of any actual or threatened breach of any such provision by SUNCOAST, HALCYON may seek and obtain from a court of competent jurisdiction, an injunction, a restraining order, specific performance, or any other available equitable relief against SUNCOAST to enforce such provision, which right shall be in addition to, and not in lieu of, any other remedy to which HALCYON is entitled under this Agreement or applicable law, including, without limitation, monetary damages.

19. DISPUTE RESOLUTION

19.1 Negotiation and Mediation.

     A. If any dispute, difference or disagreement arises out of or relates to this Agreement, or the breach or claimed breach thereof, in the first instance the parties shall attempt to resolve such disputes, differences, or disagreements directly with each other through negotiation and in the spirit of cooperation, without formal proceedings.

     B. If such dispute, difference, or disagreement cannot be settled through such direct negotiations and discussions between the parties, the parties hereby further agree to then endeavor to settle the dispute, difference, or disagreement in an amicable manner by mediation with a mediator mutually selected by the parties (or appointed as set forth below) from the roster of mediators in the (i) New York State Supreme Court 8th Judicial District ADR program and/or (ii) the New York Erie County Bar Association Mediator Roster.

     C. If the parties cannot agree on a mediator within ten (10) days from the date that the direct negotiations have ceased and one of the parties has formally requested a mediation, in writing, then a mediator shall be appointed by the then administrator of either the 8th Judicial District panel or the New York Erie County Bar Association panel upon the request of either party.

     D. Unless the parties agree otherwise, the mediation shall be conducted within thirty (30) days of the selection or appointment of the mediator.

     E. The cost of mediation shall be borne equally by the parties, unless they agree otherwise in the course of the mediation.

     F. Notwithstanding any other provisions of this ss.19 the negotiation and mediation provisions of this Agreement shall be enforceable by either a court or an arbitrator.

     G. Except as set forth in ss.18 above for emergency, injunctive and other equitable relief, engaging in a good faith mediation between the parties for at least one (1) full day, or at least 10 hours over multiple days, with such mediator shall be a condition precedent to any further proceedings.

20.      MISCELLANEOUS

20.1 Force Majeur. The obligations of each party to perform under this Agreement shall be suspended during each period of delay caused by matters such as strikes, shortages of raw materials, government orders or acts of God which are reasonably beyond the control of the party whose obligation to perform is affected by such matters and such suspension from performance shall be co-extensive with the cause of such delay.

20.2 Notice. All notices, requests or demands delivered by either party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, if mailed by prepaid certified or registered mail, return receipt requested, or by Federal Express or other recognized overnight courier, to the address of the appropriate party listed below or to such other person and place as either party shall furnish to the other party in accordance with this notice provision.

         To HALCYON:       Attn:  DeChia J. Cuypers, Managing Director
                                            4030 NE 30th Ave.
                                            Lighthouse Point, FL  33064:

         With a copy to:   Attn:  Krista Gottlieb, Esq.
                                            Mattar & D'Agostino, LLP
                                            17 Court Street, Suite 600
                                            Buffalo, New York  14202-3294

         To SUNCOAST:      Attn:    William J. Reilly, Chief Financial Officer
                                            Suncoast Naturals, Inc.
                                            1803 Juno Isles Blvd.
                                            Juno Beach, FL  33408




20.3 Binding Effects. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.4 Entire Agreement. This Agreement and the attached schedules constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supercedes all other prior written, oral and/or contemporaneous agreements, understandings, negotiations and representations, if any, between the parties. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. Each of the parties acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of any other party not contained herein.

20.5 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to be modified to the minimum extent required to make such provision enforceable under applicable law. In the event such provision cannot be so modified, such determination of invalidity or unenforceability shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

20.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, U.S.A., without regard to conflict of laws principles.

20.7 Amendments; Modifications; Waiver. This Agreement may not be released, discharged, amended or modified except by an instrument in writing, duly signed by the party to be charged therewith. No waiver of any breach of this Agreement or of any right or remedy hereunder shall be valid unless contained in writing signed by the waiving party, and any such written waiver shall only apply to the specific instance referred to therein and shall not be deemed to be a waiver of any other or subsequent breach or right or remedy. No failure to enforce any right or exercise any remedy shall be held to be a waiver of that right or remedy or of any other or subsequent right or remedy hereunder.

20.8 Taxes. Any and all taxes, excises, assessments, levies, import duties, costs, charges and penalties which may be assessed, levied, demanded or imposed by an governmental agency in connection with this Agreement shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

20.9 Assignment. This Agreement and SUNCOAST's rights and obligations hereunder shall not be transferred, assigned, encumbered, pledged or hypothecated in full or in part, either voluntarily or by operation of law or otherwise, without HALCYON's prior written consent. Any attempt to transfer assign, encumbrance, pledge or hypothecation by SUNCOAST without HALCYON's prior written consent, shall be null and void ab initio and shall have the effect of immediately terminating this Agreement.

20.10 Headings. Section headings are for convenience purposes only and are not to be construed as part of this Agreement or its interpretation.

20.11 Construction. This Agreement shall be construed as if drafted by both parties, with no presumptions.

IN WITNESS WHEREOF, HALCYON and SUNCOAST have duly executed this Agreement as of the date first above written.



                                                   SUNCOAST NATURALS, INC.


                                                   By:  /s/ William J. Reilly
                                                        ---------------------
                                                        William J. Reilly,
                                                        Chief Financial Officer

                                                    HALCYON, L.L.C.


                                                    By: /s/ DeChia J. Cuypers
                                                        ----------------------
                                                        DeChia J. Cuypers
                                                        Managing Director